EXHIBIT 10.49
PILOT AGREEMENT
THIS PILOT AGREEMENT (this “Agreement”), dated as of October 1, 2014, but effective on the date the Bond referred to below is issued (the “Effective Date”), by and between the DEVELOPMENT AUTHORITY OF MURRAY COUNTY (the “Issuer”), a development authority and public body corporate and politic duly created by the Development Authorities Law, O.G.C.A. §36-62-1, et seq. (the “Act”), TDG OPERATIONS, LLC, a Georgia limited liability company (the “Company”), and MURRAY COUNTY, GEORGIA (the “County”), a county of the State of Georgia (the Issuer, the Company and the County, each a “Party,” or collectively, the “Parties”). The BOARD OF TAX ASSESSORS OF MURRAY COUNTY (the “Board of Assessors”) and the TAX COMMISSIONER OF MURRAY COUNTY (the “Tax Commissioner”) are each executing an Acknowledgment hereof attached to this Agreement in order to acknowledge their respective agreements to the provisions hereof which are applicable to them, but they are not considered to be Parties.
W I T N E S S E T H:
Section 1.The Lease. On the Effective Date, the Issuer is issuing its Taxable Industrial Development Revenue Bond (TDG Operations, LLC Project), Series 2014 in the maximum principal amount of $12,500,000 (the “Bond”) to acquire new and used trade fixtures, machinery and equipment (the “Project”) located or to be located at the Company’s existing facility at 3620 Highway 411N, Eton, Georgia (the “Facility”) located in the County. The Project does not include any trade fixtures, machinery or equipment already located at the Facility on or before January 1, 2014, or any real property. The Project is being leased by the Issuer to the Company under a Lease Agreement, dated as of October 1, 2014 (the “Lease”), for use by the Company in its carpet manufacturing business. Legal title to the Project is to be vested in the Issuer while the Lease in effect. The Lease is to expire on October 1, 2023. All capitalized terms used herein that are defined in the Lease, but are not defined herein, shall have the same meaning as in the Lease. In consideration of the execution of the Lease by the Issuer and the Company and in further consideration of the Issuer’s issuance of the Bonds, the Parties have entered into this Agreement.

Section 2.Taxes and Payments in Lieu of Taxes.

(a)Taxes on Non-Project Property. Property titled to the Company on January 1 of each year is subject to ad valorem property taxes in such year. The Company shall file returns and pay ad valorem property taxes in accordance with law, with respect to taxable property in the County to which the Company holds title (and, hence, which is not a part of the Project on such January 1).

(b)No Actual Taxes on Project While Owned by Issuer. Under the Act, the Issuer’s ownership in the Project is exempt from ad valorem property taxes. Under the terms of the Lease, the Company’s interest in the Project is treated as a bailment for hire which is intended to be nontaxable for purposes of ad valorem property taxes. Thus, the Company shall not be required to pay actual ad valorem property taxes on the Project while the same is owned by the Issuer and leased to the Company under the Lease. If, on account of the expiration or termination of the Lease, the exercise by the Company of its option to purchase the Project or otherwise, the Project is no longer owned by the Issuer, then actual taxes rather than payments in lieu of taxes shall be paid with respect to the Project.

(c)Payments in Lieu of Taxes. In order to prevent the local taxing authorities from being totally deprived of revenues relating to the Project during the period in which title thereto is in the Issuer which would be occasioned by total tax abatement on account of the Issuer’s interest and the Company’s leasehold interests therein being exempt from ad valorem property taxes, the Issuer and the Company agree, that as additional consideration for the Issuer’s leasing the Project to the Company, the Company shall, so long as the Lease is in effect, make payments in lieu of taxes to the Tax Commissioner as provided in this subsection (c).
(i)Valuation and Calculation of Normal Taxes and Procedural Matters. Not later than April 1 of each year commencing in the year 2015, the Company shall file with the Board of Assessors, a return (the “Annual Return”) in which the Project shall be valued as of January 1 of such year at “Full Value,” as follows: trade fixtures, machinery, equipment and other tangible personal property shall be valued at cost less depreciation (as per guidelines set forth in Georgia Department of Revenue Rule 560-11-10-.08). The Full Value of the Project is subject to confirmation by the Board of Assessors, which shall also multiply such Full Value by forty percent (40%) to determine the “Assessed Value” of the Project, and provide written notice of its valuation to the Issuer and the Company. The Company shall have forty-five (45) days after receipt of such notice to challenge each such valuation in accordance with the normal procedures of the Board of Assessors. In each year, not later than thirty (30) days before the date on which ad valorem taxes are due in the County, the Tax Commissioner shall calculate the “Normal Taxes” on the Project that would be payable to the State of Georgia, the County and each other applicable taxing authority by multiplying the Assessed Value by each taxing authority’s millage rate and shall bill the Company for the payments that are due as contemplated in this Agreement.

(ii)Payments in Lieu of Taxes on the Project. Following receipt of the tax bills referenced in clause (i) above, the Company shall pay to the Tax Commissioner at the time normal ad valorem taxes are due (or if the above-mentioned tax bill(s) has not then been received, then upon receipt), as payments in lieu of taxes, an amount equal to the applicable percentage for such year (stated below) of Normal Taxes that the Company would pay on the Project if the Company were the owner of the Project on January 1 of such year. Such amount paid to the County shall be paid over by the Tax Commissioner to the applicable taxing authorities in proportion to their respective millage rates. The applicable percentage for the assets comprising the Project shall be as follows in the following years. For any such asset, “Year 1” shall be determined as provided in (iii), below.

Payment Schedule

Year	Payment Percentage
1	0%
2	25%
3	50%
4	75%
5 and thereafter	100%

(iii)Year 1. For purposes of the Payment Schedule in (ii), above, “Year 1” shall be 2015 with respect to the investments in the Project made in 2014; provided, however, that with respect to the investments in the Project made in 2015, 2016, 2017 and 2018 financed through additional draws on the Bond, the calendar year following the calendar year in which such investment is made is deemed to be Year 1 for those assets. That is to say, every new bond-financed investment in Project assets at the Facility during 2015, 2016, 2017 and 2018 will receive a separate five-year Payment Schedule beginning with its respective Year 1. Investments in the Project made after 2018 will not benefit from the Payment Schedule, but shall be considered part of the Project for purposes of counting jobs and investment at the Project.
(d)Recovery Provisions.

(i)Job and Investment Goals. The payments in lieu of taxes provided for in the Payment Schedule are based on the assumption that (A)(i) on or by January 1, 2015, the capital investment in the Project will amount to at least $2,500,000, (ii) on or by January 1, 2016, the cumulative capital investment in the Project will amount to at least $5,000,000, (iii) on or by January 1, 2017, the cumulative capital investment in the Project will amount to at least $7,500,000, (iv) on or by January 1, 2018, the cumulative capital investment in the Project will amount to at least $10,000,000, and (v) on or by January 1, 2019, the cumulative capital investment in the Project will amount to at least $12,500,000, in each case, inclusive of property paid for with proceeds of the Bond (the “Investment Goal”), and (B)(i) at least 41 new full-time jobs will be created at the Facility by January 1, 2015 and maintained during calendar year 2015, (ii) at least an additional 24 new full-time jobs (i.e., for a total of 65 new full-time jobs) will be created at the Facility by January 1, 2016 and maintained during calendar year 2016, (iii) at least an additional 8 new full-time jobs (i.e., for a total of 73 new full-time jobs) will be created at the Facility by January 1, 2017 and maintained during calendar year 2017, (iv) at least an additional 8 new full-time jobs (i.e., for a total of 81 new full-time jobs) will be created at the Facility by January 1, 2018 and maintained during calendar year 2018, and (v) at least an additional 8 new full-time jobs (i.e., for a total of 89 new full-time jobs) will be created at the Facility by January 1, 2019 and maintained during the remainder of the term of the Lease (the “Jobs Goal”). There shall be deemed to be no new full-time jobs increase unless the number of new full-time jobs is in excess of 114 (the “Base Amount”), such being the agreed number of full-time jobs at the Facility as of January 1, 2014. Schedule 2 attached hereto determines how the number of full-time jobs shall be calculated and provides rules that shall apply to satisfying the Investment Goal.
(A)Investment Shortfall. If, on or by January 1, 2016, or any January 1 of any year thereafter while the Lease is in effect (each a tax-year), the aggregate investment at the Project has not reached the Investment Goal, the amount of actual investment as of such January 1 shall be subtracted from the Investment Goal to determine the “Investment Shortfall” for such tax-year. The Investment Shortfall for such tax-year shall be divided by the Investment Goal and the result shall be the “Investment Shortfall Percentage” for such tax-year.

(B)Jobs Shortfall. If, on or by January 1, 2016, or any January 1 of any year thereafter while the Lease is in effect (each a tax-year), the aggregate number of new full-time jobs at the Facility (i.e., full-time jobs in excess of the Base Amount) during the prior calendar year has not reached the Jobs Goal, the amount of actual new full-time jobs during such prior calendar year shall be subtracted from the Jobs Goal to determine the “Jobs Shortfall” for such tax-year. The Jobs Shortfall for such tax-year shall be divided by the Jobs Goal and the result shall be the “Jobs Shortfall Percentage” for such tax-year.

(ii)Force Majeure. Notwithstanding the foregoing, the Jobs Goal in any year is subject to the effect of force majeure as provided below, if the Company certifies to the Issuer in writing the dates of the commencement and, if the event of force majeure has abated, the date of the abatement, of such event of force majeure. For purposes hereof, “force majeure” means any unexpected event (including, without limitation, any event or act of god, war, civil commotion, flood, fire, explosion, earthquake or other natural disaster, any strikes, walkouts or other labor unrest and terrorist acts) which prevents the Company from attaining the Jobs Goal in such year, which act or event is (i) beyond the reasonable control and not arising out of the fault of the Company, (ii) the Company has been unable to overcome such act or event by the exercise of due diligence and reasonable efforts, skill and care, exclusive of the expenditure of unbudgeted sums of money, and (iii) has a material adverse effect on the employment at the Facility; provided, however, notwithstanding anything contained herein, the Company shall not be obligated to negotiate, settle or otherwise take any actions to end any strike, walkout or other labor unrest if it deems such to be in the best interest of the Company. The effect of force majeure shall be that, for any year in which the Company claims the benefit of such provision, the Jobs Goal for such year shall be reduced by the number of full-time jobs that the Company shall demonstrate were not filled as a result of such force majeure.

(iii)Annual Certification. Not later than March 1, 2016, and not later than March 1 of each year thereafter (to and including the March 1 of the year following the last year in which the Company realizes any tax savings hereunder), the Company shall provide to the Issuer and the Tax Commissioner a certificate of an authorized officer of the Company (the “Annual Certification”) stating (1) the cumulative investment in the Project as of January 1 of such calendar year, and (2) the average number of full-time jobs at the Facility during the immediately preceding calendar year. The Company shall provide such other supporting documentation as the Issuer or the Tax Commissioner may from time to time reasonably request. The Issuer and the Tax Commissioner shall have the right to inspect the investment and payroll records (consistent with the privacy rights of its employees) of the Company relating to the Project to verify the correctness of the Annual Certification and may make adjustments in the jobs information if an error is found.

(iv)Tax Savings Recovery Payments. If the Annual Certification (or an adjustment thereto) shows that the average number of full-time jobs at the Facility in the immediately preceding year was less than the Jobs Goal, then the Job Shortfall Percentage shall be calculated and if there is no Jobs Shortfall, the Jobs Shortfall Percentage shall be zero percent. If the Annual Certification (or an adjustment thereto) shows that there was an Investment Shortfall, then the Investment Shortfall Percentage shall be calculated and if there is no Investment Shortfall, the Investment Shortfall Percentage shall be zero percent. The Investment Shortfall Percentage and the Jobs Shortfall Percentage shall be totaled and divided by two (2); the result shall be the “Project Shortfall Percentage”. If there is a Project Shortfall Percentage of greater than twenty percent (20%), the tax savings recovery payments (“Tax Savings Recovery Payments”) shall be calculated as follows: the Project Shortfall Percentage shall be multiplied by the ad valorem tax savings received by the Company during the immediately preceding calendar year as a result of the tax savings provided hereby (such savings being the difference between normal taxes and the payment in lieu of taxes paid in the prior year (excluding any additional payment in lieu of taxes made in the immediately preceding year on account of any Tax Savings Recovery Payments made in the preceding year)). Tax Savings Recovery Payments shall constitute additional payments in lieu of taxes which shall be paid by the Company to the Tax Commissioner within thirty (30) days following the date of the Annual Certification. If the Project Shortfall Percentage is twenty percent (20%) or less, there shall be no Tax Savings Recovery Payment due.

(e)Company to Pay Other Amounts. The Company shall be responsible for all costs paid by the Issuer or the Tax Commissioner for the collection of the payments required herein, including but not limited to reasonable attorneys’ fees, administrative costs or other collection expenses.

Section 3.Safeguard. If the Project is judicially determined to be lawfully subject to ad valorem taxation for any tax year, or if the Company agrees that the Project is subject to such taxes in such tax year, then it shall pay, or cause to be paid, such lawful taxes in accordance with its covenants in the Lease, but it shall not be obligated to pay payments in lieu of taxes, pursuant to Section 2, above, for any tax year for which actual ad valorem taxes are due with respect to that Project.

Section 4.Termination. This Agreement shall terminate at such time as there are no further payments which may thereafter be required to be made hereunder.

Section 5.Successors and Assigns. This Agreement shall inure to the benefit of, and the obligations of the respective parties hereunder shall be binding upon, the successors and assigns of the respective parties hereto.

Section 6.Severability. In the event any clause, sentence, paragraph or provision of this Agreement shall be determined to be voidable, void or unenforceable, the voidableness, voidness, or unenforceability of such clause, sentence, paragraph shall not affect the validity or enforceability of any other clause, sentence, paragraph or provision hereof. Without in any way limiting the generality of the foregoing, if the agreements of the Issuer set forth herein should be determined to be voidable, void or unenforceable, the obligations of the Company shall not be deemed to be unenforceable for lack of consideration or lack of mutuality; the Company hereby agrees that the agreement of the Issuer to issue the Bond and to lease the Project to the Company under the Lease are sufficient and adequate consideration to support the Company’s agreements and obligations hereunder.

Section 7.Validation. The parties hereto understand that this Agreement is to be one of the documents to be presented to the Superior Court of Murray County in proceedings to validate the Bond and related documents.

Section 8.Governing Law, Jurisdiction and Venue. This Agreement shall be governed by the law of the State of Georgia and shall be subject to enforcement in the appropriate court in Murray County, Georgia.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, to be effective as of the Effective Date.
The “Issuer”:
DEVELOPMENT AUTHORITY
OF MURRAY COUNTY

By: /s/ Craig Brock
Chairman
Attest:

/s/ John Kenemer
Secretary

[seal]
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The “Company”:

TDG OPERATIONS, LLC,
a Georgia limited liability company

By:    /s/ Jon A. Faulkner     (seal)
Jon A. Faulkner,     President
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The “County”:

MURRAY COUNTY, GEORGIA

By:     /s/ Brittany Pittman
Brittany Pittman, Sole Commissioner

[county seal]
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ACKNOWLEDGED
The Board of Tax Assessors of Murray County acknowledges this Agreement and agrees to the provisions hereof that are applicable to it.

BOARD OF TAX ASSESSORS
OF MURRAY COUNTY

By:    /s/ Mickey McNeill
Chairman

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ACKNOWLEDGED
The Tax Commissioner of Murray County acknowledges this Agreement and agrees to the provisions hereof that are applicable to him/her.

TAX COMMISSIONER OF MURRAY COUNTY

By:    /s/ Charlotte Keener
Charlotte Keener